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                                                                 EXHIBIT 1.2



                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

      THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this "Amendment"), dated as of September 28, 2004, is between Calpine Corporation, a Delaware corporation (the "Company"), and EquiServe Trust Company, N.A., as rights agent (the "Rights Agent").

      WHEREAS, the Company and the Rights Agent are parties to an Amended and Restated Rights Agreement (the "Rights Agreement"), dated as of September 19, 2001, between the Company and the Rights Agent; and

      WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth below;

      NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

      1.    Amendment of Section 1.

            Section 1 of the Rights Agreement is amended by adding thereto subsection (mm) which shall read as follows:

            "(mm) "Share Lending Agreement" shall mean the Share Lending Agreement, dated as of September 28, 2004, between the Company and Deutsche Bank AG London (the "Borrower"), through Deutsche Bank Securities Inc., as agent for Borrower ("Agent")."

            Section 1 of the Rights Agreement is amended by adding the following at the end of subsection (d):

            "Notwithstanding anything herein to the contrary, neither the Borrower nor Agent shall be deemed to be the "Beneficial Owner" of, or to "beneficially own", any Loaned Shares (as defined in the Share Lending Agreement) for purposes of this Agreement."

      2.    Addition of New Section 35.

            The Rights Agreement is amended by adding Section 35 thereof which shall read as follows:

            "Section 35. Exception For The Share Lending Agreement. Notwithstanding any provision of this Agreement to the contrary, neither a Distribution Date, a Triggering Event nor a Shares Acquisition Date shall be deemed to have occurred, none of the Borrower, Agent or any of the affiliates of the Borrower or Agent shall be deemed to have become an Acquiring Person, and no
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            holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, any section of this Agreement, in any such case by reason of the approval, execution or delivery of the Share Lending Agreement or any amendments thereof approved in advance by the Board of Directors of the Company or the consummation of any of the transactions contemplated thereby."

      4.    Effectiveness.

      This Amendment shall be deemed effective as of the date set forth above as if executed by both parties hereto on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

      5.    Miscellaneous.

      This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.


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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.

                              CALPINE CORPORATION


                              By:  /s/ Eric Pryor
                                   ---------------------------------------
                              Name:  Eric Pryor
                              Title:  Senior Vice President

                              EQUISERVE TRUST COMPANY, N.A.

                              By:  /s/ Thomas McDonough
                                   ---------------------------------------
                              Name:  Thomas McDonough
                              Title:  Senior Acct. Mgr.


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